Form 4
Exhibit 99.1 Schedule A
Reporting Person Everest Hill Group Inc.
CIK 0001449359
Issuer AdaptHealth Corp. AHCO
Transactions 31 January 2023 to 01 February 2023

Securities are all Common Stock.
Transaction Dates are all as indicated below.
Code for all transactions is S.
Disposition categorization for all transactions is D.
Prices for all transaction are as indicated below.
Beneficial ownership following each transaction is as indicated below. All shares are indirectly owned by Reporting Person (See Form 4 Remarks).

Date		Shares	Price		Ownership Post Transaction
01/31/2023	6,457	$21.350			13,438,551
01/31/2023	100	$21.355			13,438,451
01/31/2023	5,195	$21.360			13,433,256
01/31/2023	20	$21.3645		13,433,236
01/31/2023	3,125	$21.370			13,430,111
01/31/2023	700	$21.375			13,429,411
01/31/2023	8,081	$21.380			13,421,330
01/31/2023	43	$21.381			13,421,287
01/31/2023	600	$21.385			13,420,687
01/31/2023	4,040	$21.390			13,416,647
01/31/2023	20	$21.3936		13,416,627
01/31/2023	1,103	$21.395			13,415,524
01/31/2023	9,168	$21.400			13,406,356
01/31/2023	6,563	$21.410			13,399,793
01/31/2023	3	$21.415			13,399,790
01/31/2023	1,478	$21.420			13,398,312
01/31/2023	200	$21.421			13,398,112
01/31/2023	8,315	$21.500			13,389,797
02/01/2023	37,156	$21.400			13,352,641
02/01/2023	100	$214025.		13,352,541
02/01/2023	100	$21.405			13,352,441
02/01/2023	2,850	$21.410			13,349,591
02/01/2023	165	$21.415			13,349,426
02/01/2023	815	$21.420			13,348,611
02/01/2023	200	$21.430			13,348,411
02/01/2023	1,058	$21.440			13,347,353
02/01/2023	2,345	$21.450			13,345,008